Exhibit 2

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of June 15, 2023 by and among Townsquare Media, Inc., a Delaware corporation (the “Company”), and the legal entity set forth on Schedule A (the “Seller”).

RECITALS

WHEREAS, as of the date hereof, the Seller holds (i) 583,139 shares (the “Class A Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and (ii) 2,625,000 shares (the “Class C Shares” and, together with the Class A Shares, the “Seller Shares”) of Class C Common Stock, par value $0.01 per share (the “Class C Common Stock”).

WHEREAS, the Seller desires to sell, and the Company desires to purchase, the number of the Class C Shares set forth opposite the Seller’s name on Schedule A, on the terms and subject to the conditions set forth in this Agreement (the “Repurchase”).

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1. Repurchase.

(a) Subject to the conditions set forth herein, at the Closing (as defined below), the Seller shall transfer, assign, sell, convey and deliver to the Company, and the Company shall purchase from the Seller, the number of shares of Class C Common Stock set forth opposite the Seller’s name on Schedule A hereto (collectively, the “Repurchase Securities”). The per share purchase price for each Repurchase Security shall be equal to $9.70 in cash.

(b) The closing of the sale of the Repurchase Securities (the “Closing”) shall take place no later than June 16, 2023, or on such other date as the Seller and the Company may agree upon in writing. At the Closing, the Seller shall deliver to the Company, or as otherwise instructed by the Company, the Seller’s Repurchase Securities, and the Company agrees to deliver to the Seller, by wire transfer of immediately available funds, an amount equal to the Aggregate Purchase Price set forth opposite the Seller’s name on Schedule A hereto.

2. Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Seller that, as of the date hereof and as of the Closing:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All consents, approvals, authorizations and orders necessary for the execution and delivery by the Company of this Agreement, and for the purchase of the Repurchase Securities by the Company hereunder, have been obtained and are in full force and effect.

(b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or (iii) result in the violation of any law or statute applicable to the Company or any of its subsidiaries or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries.

(d) [Reserved].

(e) Both immediately prior to and after giving effect to the Repurchase, (i) the Company and its subsidiaries shall be Solvent (as defined below) and (ii) the fair value and present fair saleable value of the Company’s assets exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) by an amount that exceeds the Company’s statutory capital. For purposes of this Agreement, the term “Solvent” means that, as of the applicable time of determination, the Company and its subsidiaries, taken as a whole,

(A) are able to pay their respective debts as they become due; (B) own property which has a fair saleable value greater than the amounts required to pay their respective debts; and (C) do not have unreasonably small capital. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its subsidiaries.

(f) The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or otherwise obligated.

(g) The Company is acquiring the Repurchase Securities for investment for its own account only and not with a view to, or for resale in connection with, any distribution of the Seller’s Shares within the meaning of the Securities Act of 1933, as amended.

(h) The Company acknowledge that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Seller, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Company in this Agreement.

(i) Except for the representations and warranties contained in this Section 2, none of the Company or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company.

3. Representations of the Seller. In connection with the transactions contemplated hereby, the Seller hereby represents and warrants to the Company that, as of the date hereof and as of the Closing:

(a) The Seller is duly organized and validly existing under the laws of its jurisdiction of formation. The Seller has full right, power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby, including the sale, assignment, transfer and delivery of the Repurchase Securities to be sold by the Seller hereunder. All consents, approvals, authorizations and orders necessary for the execution and delivery by the Seller of this Agreement, and for the sale and delivery of the Repurchase Securities to be sold by the Seller hereunder, have been obtained.

(b) This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c) The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Seller pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of the property or assets of the Seller, including any of the Repurchase Securities, is subject, (ii) result in any violation of the provisions of the organizational documents of the Seller or (iii) result in the violation of any law or statute applicable to the Seller or any judgment, writ, injunction, decree, order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over the Seller.

(d) As of the date hereof, the Seller has valid title to the Seller Shares (including the Repurchase Securities) and will have valid title to the Seller Shares (including the Repurchase Securities) immediately prior to the delivery of the Repurchase Securities to the Company at the Closing, free and clear of all liens or other encumbrances (other than any lien or encumbrance arising as a result of the Company’s ownership of any such Seller Shares).

(e) The Seller (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase. The Seller has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Repurchase and the Repurchase Securities and has had full access to such other information concerning the Repurchase Securities and the Company as it has requested. The Seller has received all information that it believes is necessary or appropriate in connection with the Repurchase. The Seller is an informed and sophisticated party and has engaged, to the extent the Seller deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Seller acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Seller in this Agreement.

(f) Except for the representations and warranties contained in this Section 3, none of the Seller or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller.

4. Pre-Closing Rights. Nothing contained in this Agreement shall in anyway alter, limit or impair or be interpreted to alter, limit or impair the rights, privileges or obligations of any Seller with respect to the Seller’s ownership of the Repurchase Securities prior to the Closing; including the right of each Seller to, prior to the Closing, receive any dividends payable on the Repurchase Securities prior to the Closing or vote the Repurchase Securities with respect to any matters submitted for a stockholder vote prior to the Closing.

5. [Reserved].

6. Conditions. The obligations of the Company to purchase from the Seller and the obligations of the Seller to sell to the Company the Repurchase Securities shall, in each case, be subject to such purchase not resulting in a violation of Delaware General Corporation Law.

7. Transfers of Seller Shares. At any time after the Closing until March 19, 2024, the Seller may not directly or indirectly transfer, assign, sell or convey (“Transfer”) any Seller Shares, without the Company’s prior written consent.

8. Termination. This Agreement may be terminated at any time by the mutual written consent of the Company and the Seller.

9. Publicity. Each of the Seller and the Company agrees that it shall not, and that it shall cause its affiliates and representatives not to, publish, release or file any press release or other public statement or announcement relating to the transactions contemplated by this Agreement (each, a “Public Announcement”) before consulting with each other and providing each other with reasonable opportunity to review and comment on such Public Announcement; provided that the parties may make such filings with the Securities and Exchange Commission as are required under the Securities Exchange Act of 1934, including but not limited to any Form 4 or Form 8K filings and any amendments to the Seller’s Schedule 13D.

10. [Reserved].

11. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Seller:

c/o Madison Square Garden Entertainment Corp.

Two Pennsylvania Plaza

New York, New York 10121

Attention: Executive Vice President and Treasurer

To the Company:

Townsquare Media, Inc.

One Manhattanville Road, Suite 202

Purchase, New York 10577

Attn: Stuart Rosenstein, Executive Vice President and Chief Financial Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

12. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement and any other agreements ancillary thereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.

(f) No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

(g) Governing Law; Jurisdiction. This Agreement and all disputes arising out of or related to this Agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties (i) irrevocably submits to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding relating to or arising out of, under or in connection with this Agreement, (ii) agrees that all claims in respect of such suit, action or proceeding, whether arising under contract, tort or otherwise, shall be brought, heard and determined exclusively in the Delaware Court of Chancery (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (iv) agrees not to bring any action or proceeding relating to or arising out of, under or in connection with this Agreement or the Company’s business or affairs in any other court, tribunal, forum or proceeding. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in accordance with this paragraph, provided that nothing in the foregoing sentence shall affect the right of any party to serve legal process in any other manner permitted by law.

(h) Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(j) Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Seller and the Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Moreover, no failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(k) Further Assurances. Each of the Company and the Seller shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

Company:

TOWNSQUARE MEDIA, INC.

By:	/s/ Stuart Rosenstein
	Name:	Stuart Rosenstein
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Stock Repurchase Agreement]

Seller:

MSG NATIONAL PROPERTIES, LLC

By:	/s/ Philip D’Ambrosio
	Name:	Philip D’Ambrosio
	Title:	Executive Vice President & Treasurer

[Signature Page to Stock Repurchase Agreement]

Schedule A

SELLER	SHARES OF CLASS C COMMON STOCK	AGGREGATE PURCHASE PRICE
MSG National Properties, LLC	1,500,000	$14,550,000.00

A-1